Exhibit 16.1

August 26, 2008

Mr. Van F. Phillips

Audit Committee Corporation

1st Financial Services Corporation

101 Jack Street

Hendersonville, NC 28792

Dear Mr. Phillips:

This is to confirm that the client-auditor relationship between 1st Financial Services Corporation (Commission File Number 0-53264) and Elliott Davis, PLLC, independent registered public accounting firm, has ceased.

Sincerely,

/s/ Elliott Davis, PLLC
Elliott Davis, PLLC

cc:	PCAOB Letter File

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561